Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS 2007 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

Company Advancing Four Drug Candidates in Human Clinical Trials

The Woodlands, Texas, March 6, 2008 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2007.

“Our team has made significant progress in our 10TO10 program, an initiative to advance 10 drug candidates into human clinical trials by the end of 2010.  We now have four drug candidates in human clinical testing as a result of the productivity of our drug discovery and development engine through 2007,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “Lexicon is poised for its next phase of growth.  With a robust pipeline of drug candidates, significant collaborations established and a strong financial foundation, we look forward to significant progress in 2008.”

Highlights of the Year

Clinical Achievements

▪
Lexicon advanced LX6171 into a Phase 2 clinical trial. LX6171 is the company’s oral drug candidate for the treatment of cognitive disorders.  The initial stage of the Phase 2 trial assessed the bioavailability of a new oral-suspension formulation.  A second stage evaluating safety, tolerability and cognitive effects in elderly subjects with age-associated memory impairment (AAMI) is presently underway.  In Phase 1 clinical trials, LX6171 was well tolerated at all dose levels and showed good systemic exposure.

▪
Lexicon completed Phase 1a and initial Phase 1b clinical studies of LX1031, the company’s oral drug candidate for the treatment of irritable bowel syndrome (IBS).  In Phase 1 clinical trials completed to date, LX1031 was well tolerated at all dose levels studied.  Lexicon is conducting an additional Phase 1b dose escalation study to explore additional dosage parameters.

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Lexicon initiated a Phase 1 clinical trial of LX2931, the company’s oral drug candidate for rheumatoid arthritis and other autoimmune conditions.  The initial Phase 1 clinical trial of LX2931 is a double-blind, randomized, placebo-controlled, ascending single-dose study in healthy volunteers.

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Lexicon filed an investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) for LX1032, an oral drug candidate for managing gastrointestinal symptoms associated with carcinoid syndrome.  The initial Phase 1 clinical trial of LX1032, for which dosing commenced in February 2008, is a double-blind, randomized, placebo-controlled, ascending single-dose study in healthy volunteers.

Business & Financial Accomplishments

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Lexicon announced the launch of its 10TO10 program, an initiative to advance 10 drug candidates into human clinical trials by the end of 2010, and changed its name to Lexicon Pharmaceuticals, Inc., reflecting its progression into drug development.

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Invus, L.P. made an initial investment of $205 million in Lexicon common stock to help fund the company’s transition into an integrated biopharmaceutical company.  The agreement with Invus provides for possible future financings under which Lexicon stockholders, including Invus, may invest an additional $345 million over the next several years.

▪
Lexicon entered into a $60 million product development collaboration with Symphony Capital Partners, L.P. and its co-investors.  Under the terms of the transaction, Symphony Icon, Inc., a new company, was established to fund and accelerate the clinical development of three of Lexicon’s leading 10TO10 drug candidates LX6171, LX1031 and LX1032.

Additions to Leadership

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Tamar Howson, formerly of Bristol-Myers Squibb Co., was appointed executive vice president of business development, responsible for leading the company’s pharmaceutical partnering and licensing efforts.  During her tenure at Bristol-Myers Squibb, she served as senior vice president of corporate and business development, responsible for leading the company’s efforts in external alliances, licensing and acquisitions, and a member of the executive committee from 2001 to 2007.

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Raymond Debbane, president and chief executive officer of The Invus Group, and Christopher Sobecki and Philippe Amouyal, both managing directors of The Invus Group, joined the Lexicon board of directors.

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Kathleen Wiltsey, a former vice president of Amgen, Inc., and Judith L. Swain, M.D., currently executive director of the Singapore Institute for Clinical Sciences within the Singapore Agency for Science, Technology, and Research (A*STAR) and the Lien Chow Professor of Medicine at the National University of Singapore, were elected to the company’s board as independent directors.

Financial Results

“Lexicon is in a uniquely strong position to advance its exciting pipeline of novel drug candidates, having raised $265 million through two strategic financings last year,” said Julia P. Gregory, Lexicon’s executive vice president and chief financial officer.

Revenues:  Lexicon’s revenues for the three months ended December 31, 2007 decreased 14 percent to $13.8 million from $16.1 million for the corresponding period in 2006.  The decrease was primarily attributable to reduced revenue under Lexicon’s neuroscience alliance with Bristol-Myers Squibb resulting from the conclusion of the revenue recognition period for the upfront payment Lexicon received under the alliance and the biotherapeutic alliance with N.V. Organon.  This was offset in part by increased revenue recognized under Lexicon’s award from the Texas Enterprise Fund due to the early completion of the knockout mouse embryonic stem cell library for the Texas Institute for Genomic Medicine.  For the year ended December 31, 2007, revenues decreased 31% percent to $50.1 million from $72.8 million in 2006, reflecting the company’s transition from drug discovery alliances to drug development.

Research and Development Expenses:  Research and development expenses for the three months ended December 31, 2007 increased five percent to $26.9 million from $25.6 million from the corresponding period in 2006.  Higher external preclinical and clinical costs related to the advancement of Lexicon’s drug development programs were largely offset by decreased research expenses as a result of the company’s early 2007 realignment, reallocating resources from genetics research efforts to drug development.  For the year ended December 31, 2007, research and development expenses decreased two percent to $104.3 million, including $5.2 million in non-cash, stock-based compensation expense, from $106.7 million in 2006.

General and Administrative Expenses:  General and administrative expenses for the three months ended December 31, 2007 increased six percent to $5.3 million from $5.1 million for the corresponding period in 2006.  For the year ended December 31, 2007, general and administrative expenses decreased three percent to $20.7 million, including $2.8 million in non-cash, stock-based compensation expense, from $21.3 million in 2006.

Net Loss:  Net loss for the three months ended December 31, 2007 was $12.2 million, or $0.09 per share, compared to net loss of $13.8 million, or $0.19 per share, in the corresponding period in 2006.  Net loss for the year ended December 31, 2007 was $58.8 million, or $0.59 per share, compared to a net loss of $54.3 million, or $0.81 per share, in 2006.  The net loss for the three months and year ended December 31, 2007 included a benefit of $4.3 million and $12.4 million, respectively, attributable to the loss from non-controlling interest in Symphony Icon, resulting from Lexicon’s consolidation of Symphony Icon.  For the three months and year ended December 31, 2007, net loss included non-cash, stock-based compensation expense of $3.1 million and $7.9 million, respectively.

Cash and Investments:  As of December 31, 2007, Lexicon had $258.8 million in cash and investments, including $36.7 million in cash and investments held by Symphony Icon, as compared to $273.9 million as of September 30, 2007 and $80.0 million as of December 31, 2006.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress, financial results for 2007 and financial guidance for 2008 at 5:00 p.m. Eastern Time on March 6, 2008.  The dial-in number for the conference call is 877-681-3378 (within the United States) or 719-325-4842 (international).  The pass code for all callers is 7721341.  Investors can access www.lexpharma.com to listen to a live webcast of the call.  The webcast will be archived and available for review through March 11, 2008.

About Lexicon
Lexicon is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease.  Lexicon currently has development programs underway for such areas of major unmet medical need as irritable bowel syndrome, cognitive disorders, autoimmune diseases, and carcinoid syndrome.  The company has used its proprietary gene knockout technology to discover more than 100 promising drug targets and create an extensive pipeline of clinical and preclinical programs in the therapeutic areas of cardiology, gastroenterology, immunology and oncology, metabolism, neurology and ophthalmology.  To advance the development and commercialization of its programs, Lexicon is working both independently and through collaborators including Bristol-Myers Squibb Co., Genentech, Inc. and N.V. Organon.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX6171, LX1031, LX1032 and LX2931 and the potential therapeutic and commercial potential of LX6171, LX1031, LX1032 and LX2931.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX6171, LX1031, LX1032 and LX2931 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries, obtain additional financing and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Bobbie Faulkner
Manager, Investor and Public Relations
281/863-3503
bfaulkner@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$13,620	$14,946	$48,080	$68,373
Subscription and license fees	188	1,120	2,038	4,425
Total revenues	13,808	16,066	50,118	72,798
Operating expenses:
Research and development, including stock-based compensation of $2,150, $1,039, $5,150 and $4,394, respectively	26,930	25,580	104,332	106,695
General and administrative, including stock-based compensation of $946, $625, $2,776 and $2,636, respectively	5,345	5,058	20,740	21,334
Total operating expenses	32,275	30,638	125,072	128,029
Loss from operations	(18,467)	(14,572)	(74,954)	(55,231)
Interest income	3,475	976	7,286	3,653
Interest expense	(694)	(816)	(2,771)	(3,253)
Other income (expense), net	(760)	470	(794)	401
Loss before noncontrolling interest in Symphony Icon, Inc.	(16,446)	(13,942)	(71,233)	(54,430)
Loss attributable to noncontrolling interest in Symphony Icon, Inc.	4,269	—	12,439	—
Loss before taxes	(12,177)	(13,942)	(58,794)	(54,430)
Income tax benefit	—	119	—	119
Net loss	$(12,177)	$(13,823)	$(58,794)	$(54,311)

Net loss per common share, basic and diluted	$(0.09)	$(0.19)	$(0.59)	$(0.81)

Shares used in computing net loss per common share, basic and diluted	136,794	73,405	99,798	66,876

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2007	2006
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$258,775	$79,999
Property and equipment, net	70,829	78,192
Goodwill	25,798	25,798
Total assets	369,296	190,266
Deferred revenue	34,156	58,000
Current and long-term debt	31,373	32,188
Noncontrolling interest in Symphony Icon, Inc.	30,271	-
Accumulated deficit	(410,535)	(351,741)
Total stockholders’ equity	256,300	85,501